UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

O2Diesel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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(2)	Aggregate number of securities to which transaction applies:
_______________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
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(4)	Proposed maximum aggregate value of transaction:
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100 Commerce Drive, Suite 301
Newark, Delaware 19713

February 9, 2007

To the Stockholders of O2Diesel Corporation:

On behalf of the board of directors, we are pleased to deliver to you our proxy statement relating to O2Diesel Corporation’s (the “Company”) acquisition of 80% of the outstanding capital stock of ProEco Energy Company, Inc. (“ProEco”).

In this transaction:

•	We will acquire from the stockholders 80% of the outstanding capital stock of ProEco, in exchange for the issuance of approximately 9.2 million shares of the Company’s Common Stock.

•	To complete the transaction, the Company anticipates raising up to $220 million in debt and equity.

•
Once the financing is completed, the Company and ProEco will build a new fuel-grade ethanol plant with planned capacity of 100 million gallons per year, which will be built in two 50 million gallon modules.

•	The stockholders of ProEco, as a group, will collectively become one of our largest stockholders, owning approximately 12% of our common stock upon completion of the transaction.

Our board of directors has approved the transaction after careful deliberation. We will hold a special meeting of stockholders at the Hilton Wilmington/Christiana, 100 Continental Drive, Newark, Delaware 19713 on March 14, 2007, at 11:00 a.m. (EST), to obtain the approval of the stockholders of the Company for (1) the issuance of shares of Common Stock in connection with the ProEco transaction and the equity financing for the construction of the ethanol plant, and (2) an amendment to our certificate of incorporation to increase the number of authorized shares of the Company’s Common Stock.

Our board of directors recommends that you vote “FOR” each of the proposals described in this proxy statement. We cannot complete the proposed acquisition of ProEco and the financing of the new ethanol plant unless both of the proposals are approved. Accordingly, a vote against the proposal relating to the issuance of the Company’s Common Stock or the proposal to amend our certificate of incorporation to increase the number of authorized shares of the Company’s Common Stock effectively will be a vote against the transaction with ProEco.

We encourage you to carefully review this proxy statement, which contains important information concerning the Company and ProEco, the proposed transaction and the proposals to be voted upon by stockholders at the special meeting. In addition, the section entitled “Risk Factors” beginning on page 18 contains a description of risks that you should consider in evaluating the proposals and the proposed transaction.

Your participation is important, regardless of the number of shares that you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning voting procedures in the accompanying materials.

We are very excited about this transaction and believe it will better position the Company to improve our operating results and capture future growth opportunities. Thank you for your support.

We look forward to seeing you at the meeting.

Sincerely, /s/ Alan R. Rae Alan R. Rae Chief Executive Officer

This proxy statement is first being mailed to the Company’s stockholders on or about February 9, 2007.

100 Commerce Drive, Suite 301
Newark, Delaware 19713

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 14, 2007

The Special Meeting of Stockholders (the “Special Meeting”) of O2Diesel Corporation, a Delaware corporation (the “Company”), will be held at the Hilton Wilmington/Christiana, 100 Continental Drive, Newark, Delaware 19713 on March 14, 2007, at 11:00 a.m. (EST), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.
To approve the issuance of shares of Common Stock in connection with the ProEco transaction and the equity financing for the construction of the ethanol plant to the extent that such issuance would require stockholder approval under the rules of the American Stock Exchange;

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares authorized; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

We have set January 19, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. A complete list of stockholders eligible to vote at the Special Meeting will be made available to all stockholders for examination for any purpose germane to the Special Meeting, during the ten days prior to the Special Meeting, between the hours of 9 a.m. and 5 p.m. (EST), at the offices of the Company at 100 Commerce Drive, Suite 301, Newark, Delaware 19713. We will also produce the stockholder list at the Special Meeting, and you may inspect it at any time during the Special Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the Special Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

By Order of the Board of Directors /s/ Alan R. Rae Alan R. Rae Chief Executive Officer
Newark, Delaware
February 9, 2007

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY

100 Commerce Drive, Suite 301
Newark, Delaware 19713

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

The Board of Directors of O2Diesel Corporation (the “Board”) solicits the accompanying proxy to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held on March 14, 2007 at 11:00 a.m. (EST), at the Hilton Wilmington/Christiana, 100 Continental Drive, Newark, Delaware 19713, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “O2Diesel,” we are describing O2Diesel Corporation.

The mailing address of our principal executive offices is 100 Commerce Drive, Suite 301, Newark, Delaware 19713. This proxy statement, the accompanying Notice of Special Meeting of Stockholders and the enclosed proxy card are being sent to our stockholders on or about February 9, 2007.

PURPOSES OF THE MEETING

At the Special Meeting, we will ask you to consider and act upon the following matters:

1.
To approve the issuance of shares of Common Stock in connection with the ProEco transaction and the equity financing for the construction of the ethanol plant to the extent that such issuance would require stockholder approval under the rules of the American Stock Exchange;

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares authorized; and

3.	The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

General Information About the Special Meeting

Record Date and Stockholders Entitled to Vote.

Record Date. The record date is January 19, 2007. Only holders of Common Stock of record as of the close of business on this date will be entitled to vote at the Special Meeting.

Outstanding Stock. As of the record date, the Company had no Preferred Stock and 75,625,014 shares of Common Stock outstanding.

Stockholder List. We will make a complete list of stockholders eligible to vote at the Special Meeting available for examination during the ten (10) days prior to the Special Meeting. During such time, you may visit our executive offices during ordinary business hours to examine the stockholder list for any purpose germane to the Special Meeting.

Voting Requirements.

Quorum. The holders of one-third of the Company’s outstanding shares of Common Stock as of the record date must be present, either in person or by proxy, to constitute a quorum at the meeting in order to hold the Special Meeting and conduct business. This is called a quorum.

How to Vote Your Shares.  Your shares cannot be voted at the meeting unless you are present either in person or by proxy. If you vote by mail and return a complete, signed and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. On all matters, you may (i) vote “For” a proposal, (ii) vote “Against” a proposal, or (iii) “Abstain” from voting on a proposal. If you vote by mail and you return a proxy card that is not signed, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted “For” each proposal, in accordance with the Board’s recommendations.

Vote Required. If a quorum is present, all matters to be considered at the meeting require the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Broker Non-Votes. A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or otherwise fails to vote the shares. Broker non-votes will be counted in determining if a quorum is present. Broker non-votes will have the same effect as a vote against a particular matter.

Abstentions and Withheld Votes.  Abstentions and withheld votes with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, withheld votes will have no effect on the outcome of the vote for a proposal. Abstentions are considered votes cast on a matter. Therefore, abstentions will have the effect of counting as a vote against a proposal.

Other Business at the Meeting. We are not aware of (and have not received any notice with respect to) any business to be transacted at the Special Meeting other than as described in this proxy statement. If any other matters properly come before the Special Meeting, Alan R. Rae and David H. Shipman, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Tabulation of Votes. Our Transfer Agent, Interwest Transfer Company, Inc. will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Announcement of Voting Results. We will announce preliminary voting results at the Special Meeting. We also will disclose the final results in the annual report on Form 10-KSB that we file with the Securities and Exchange Commission (“SEC”) on or about March 30, 2007.

Revoking Your Proxy.  If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by doing one of the following:

•	delivering written notice to our Secretary at our principal executive offices;

•	executing and delivering a proxy bearing a later date to our Secretary at our principal executive offices; or

•	voting in person at the Special Meeting.

To be effective, our Secretary must actually receive your notice or later-dated proxy before the Special Meeting, or the Inspector of Elections must receive it at the Special Meeting. Please note, however, that your attendance at the Special Meeting without further action on your part will not automatically revoke your proxy.

Solicitation. The cost of soliciting proxies in the form enclosed herewith will be borne by O2Diesel. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

PROPOSAL 1 — TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE PROECO TRANSACTION AND THE EQUITY FINANCING FOR THE CONSTRUCTION OF THE ETHANOL PLANT

General Information

Our Board has determined that it is in the best interests of the Company and our stockholders to acquire a majority ownership interest in ProEco Energy Company, Inc. (“ProEco”), a company that is in the process of developing a new fuel-grade ethanol plant with planned capacity of 100 million gallons per year to be built in two 50 million gallon modules  (each a “Train”). Our Board has determined that ownership of the ethanol plant is a sound financial investment on a stand-alone basis and supports the development of the Company’s core ethanol/diesel fuel additive business by providing a secure source of ethanol on favorable terms. On January 12, 2007, the Company signed a share exchange agreement with the stockholders of ProEco pursuant to which the Company will acquire 80% of the outstanding capital stock of ProEco in exchange for approximately 9.2 million shares of the Company’s common stock or 12% of the total shares issued and outstanding (the “ProEco Share Exchange”).

As a condition to the closing of the ProEco Share Exchange, the Company is obligated to secure the financing necessary to complete the construction costs to build the ethanol plant. Accordingly, we anticipate raising between $120 to $140 million in debt and between $60 to $80 million in equity in two tranches in 2007. Although we have not yet entered into definitive agreements for the issuance of these securities, we anticipate the securities to be issued at a price no more than a 20% discount to the prevailing market price at the time of closing. In addition, we expect that equity investors will receive warrants to purchase additional shares of Common Stock at a price equal to or above the fair market value of the Common Stock at the time of issuance.

American Stock Exchange Regulations

The American Stock Exchange (“AMEX”) Company Guide Section 713 requires stockholder approval as a prerequisite for AMEX’s approval to list newly issued shares on the AMEX if (i) the aggregate number of shares to be issued would result in the issuance of 20% or more of the amount of Common Stock issued and outstanding, and (ii) the sale price of the shares would be less than the greater of book or market value of the Common Stock.

The number of shares we anticipate will be issued in connection with the ProEco Share Exchange and subsequent financings will constitute an amount equal to more than twenty percent (20%) of our issued and outstanding Common Stock.

In order to comply with the AMEX listing requirements for those shares, we are requesting in advance of issuance, that the stockholders approve the issuance of up to approximately 9.2 million shares of Common Stock in connection with the ProEco Share Exchange, and the subsequent issuance of up to approximately 165 million shares of Common Stock and/or warrants to purchase shares of Common Stock at a price per share that is not more than a 20% discount to the fair market value of the Common Stock on the date that a definitive agreement is entered into with investors.

We will not close the ProEco share exchange or issue Common Stock or warrants to investors to finance the ethanol plant until these transactions have been approved by our stockholders.

The principal terms of the private placement are described below under “Principal Terms of the Private Placements.”

ProEco Energy Company, Inc.

ProEco is a newly formed corporation which represents a unique group of stockholders with specialized engineering, planning and construction expertise in the petrochemical industry. In addition to the stockholders’ specialized project planning and modular construction experience, ProEco possesses relationships with process engineering, fabrication and construction contractors from the petrochemical industry. ProEco and O2Diesel intend to apply this knowledge and expertise to the construction and operation of an ethanol production plant in South Dakota. ProEco was formed on November 20, 2006 and was organized as a South Dakota corporation. To date, ProEco’s activities have related to exploring possible sites for developing and building an ethanol plant. Prior to its incorporation, the principal stockholders of ProEco had identified a 115 acre industrial zoned site in South Dakota and engaged in negotiations to acquire an option to purchase the land. ProEco decided on this particular property based on the availability of utilities located adjacent to the property (including water, natural gas, electricity and rail service), the proximity of available corn feedstocks, the availability of local labor and ProEco’s knowledge of the state and local regulatory requirements for such a construction project. ProEco acquired an option to purchase this property on January 16, 2007 and the purchase price for this land is $403,655.

After this site was identified, several of the principal stockholders of ProEco conducted a preliminary feasibility study relating to the anticipated supply and cost of corn in the surrounding area, the process design and finished construction costs, permitting requirements, operating expenses, projected sales revenues and potential state and local incentive programs in order to determine the potential returns of an ethanol plant built at this site. The stockholders also began to define the work necessary to obtain permits and licenses for the construction of the ethanol plant.

ProEco has entered into a letter of intent with an experienced engineering, procurement and construction (“EPC”) contractor to develop the feasibility, design, planning and preliminary engineering services for the construction of the ethanol plant. ProEco is negotiating a definitive agreement with this EPC contractor for engineering, procurement, construction, transportation, installation commissioning and start-up support for this project.

Principal Terms of the Private Placements

Transaction with ProEco

On January 12, 2007, O2Diesel entered into a share exchange agreement with ProEco and its stockholders (“ProEco Stockholders”) to acquire shares equal to 80% of the outstanding capital stock of ProEco in exchange for 9.2 million shares of O2Diesel common stock (the “Transaction Shares”) valued at $ $0.872 per share for a total purchase price of $8.0 million. The closing of the share exchange is subject to certain conditions as described below.  The parties intend the transaction to qualify as a tax-free reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. ProEco Stockholders will receive 60% of the Transaction Shares at the time of the closing and will receive the remaining 40% of the Transaction Shares in two equal installments upon the completion of construction of the first Train (20%) and the commencement of construction on the final Train (20%). The remaining 40% of the Transaction Shares are being held in escrow until the conditions for their release have been met.

The share exchange agreement requires ProEco to complete a number of steps toward completion of the ethanol plant project in order for the closing of the ProEco Share Exchange to occur. At the time of the closing, ProEco must have entered into a definitive engineering, procurement and construction contract with a reputable firm with extensive experience in implementing and completing projects similar to the ethanol plant project (the “EPC Contractor”) and executed marketing agreements for the sale of the production from the ethanol plant. Under the terms of the share exchange agreement, ProEco is responsible for having the ethanol plant designated as a facility nameplated, or certified, as producing ethanol at a level of at least 100 million gallons of production a year.

As a condition to the closing under the share exchange agreement, O2Diesel and the ProEco Stockholders will enter into a stockholder agreement that will, among other things, impose restrictions on the transfer of the Transaction Shares. The Transaction Shares acquired by ProEco Stockholders are “restricted securities ” as they will be acquired in a transaction not involving a public offering. The Transaction Shares may be resold without registration under the Securities Act of 1933, as amended (“Securities Act”) only in certain limited circumstances as provided for in Rule 144 of the Securities Act and applicable state securities laws. Among other things, Rule 144 restricts the amount of unregistered shares that may be resold at any one time by any individual stockholder and establishes minimum holding periods during which unregistered shares may not be resold. The stockholder agreement will grant ProEco Stockholders a right to one demand registration and rights to unlimited registrations on Form S-3 and piggy-back registrations, or opportunities for ProEco Stockholders to have all or a portion of their Transaction Shares registered in connection with the registration of O2Diesel shares held by other O2Diesel stockholders. ProEco Stockholders, as a group, will have the right to nominate one director to O2Diesel’s Board for as long as they, as a group, hold an agreed upon percentage of the Transaction Shares. ProEco Stockholders will be required to hold the Transaction Shares that they acquired when the purchase occurred for a holding period that will end on the later of (x) the date that the final Train is completed and demonstrated to be operational to O2Diesel’s reasonable satisfaction or (y) the end of a twelve-month period following the date of purchase.

The Common Stock will be issued in a transaction that will be exempt from the registration requirement pursuant to Section 4(2) of the Securities Act and under Regulation D promulgated under the Securities Act.

Equity Financing

As a condition to the obligation of the parties to close the ProEco Share Exchange, the Company is required to have obtained firm commitments to raise capital, either through debt or equity financing, or both, on terms mutually acceptable to the parties for the construction of the Trains. In this regard, the Company is proposing the following terms to be approved by its stockholders:

Common Stock. The Common Stock will be issued at a price no more than a twenty percent (20%) discount on the daily volume weighted average closing price per share of common stock for each of the five consecutive full trading days in which such shares are traded prior to the date of the subscription agreement. The maximum number of shares to be issued pursuant to the acquisition of 80% of the capital stock ProEco and the subsequent equity financings cannot exceed approximately 165 million shares.

Warrants. As part of the equity raised, the Company will also issue up to fifty percent (50%) warrant coverage at an exercise price of no less than 101% of the market price on the date of the subscription agreement during the period of six (6) months to sixty-six (66) months following the date of issuance. The warrants are expected to expire not more than sixty-six (66) months after the date of issuance.

The Common Stock and warrants will be issued in a transaction that will be exempt from the registration requirement pursuant to Section 4(2) of the Securities Act and under Regulation D promulgated under the Securities Act.

Effect on Existing Stockholders

All the existing holders of our Common Stock will be diluted proportionately if the shares of Common Stock and Common Stock issuable upon exercise of the warrants are issued to ProEco and the investors.

Our Common Stock has no preemptive or similar rights.

Principal Effects of Nonapproval

If stockholder approval is not obtained, issuance of shares of Common Stock to the stockholders of ProEco and Common Stock and Common Stock issuable upon exercise of the warrants to the investors will not occur.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the issuance of our Common Stock in connection with ProEco transaction and equity financing for the construction of the ethanol plant. All proxies executed and returned will be voted “FOR” approval of the issuance of Common Stock unless the proxy specifies otherwise.

PROECO ENERGY COMPANY
(A Development Stage Company)

FINANCIAL STATEMENTS

For the Period From November 20, 2006 (Inception) Through
December 31, 2006

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

ProEco Energy Company

We have audited the accompanying balance sheet of ProEco Energy Company (a development stage company) as of December 31, 2006, and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the period from November 20, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProEco Energy Company as of December 31, 2006, and the results of its operations and its cash flows for the period from November 20, 2006 (inception) through December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Mayer Hoffman McCann P.C.
Plymouth Meeting, Pennsylvania
January 22, 2007

PROECO ENERGY COMPANY
(A Development Stage Company)

BALANCE SHEET

December 31, 2006

A S S E T S

CURRENT ASSETS
Cash	$130,904
Prepaid expenses	17,601

TOTAL ASSETS	$148,505

L I A B I LI T I E S

CURRENT LIABILITIES
Loan payable	$150,000
Advances from stockholder	1,000
TOTAL LIABILITIES	151,000

S T O C K H O L DE R S’ E Q U I T Y (D E F I C I E N C Y)

COMMON STOCK - par value $.0001; 100,000,000 shares authorized;
85,750,000 shares issued and outstanding	8,575

ADDITIONAL PAID-IN CAPITAL	34,138

COMMON STOCK SUBSCRIPTIONS RECEIVABLE	(35,849)
6,864
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(9,359)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(2,495)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$148,505

See Notes to Financial Statements

PROECO ENERGY COMPANY
(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period From November 20, 2006 (Inception) Through December 31, 2006

GENERAL AND ADMINISTRATIVE EXPENSES	$9,359

NET LOSS	$(9,359)

See Notes to Financial Statements

PROECO ENERGY COMPANY
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the Period From November 20, 2006 (Inception) Through December 31, 2006

					Deficit
				Common	Accumulated	Total
			Additional	Stock	During the	Stockholders'
	Common Stock		Paid-in	Subscriptions	Development	Equity
	Shares	Amount	Capital	Receivable	Stage	(Deficiency)
Balance as of November 20, 2006 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued for subscription
receivable at $.0001 per share	77,130,000	7,713	-	(7,713)	-	-

Common stock issued or future services at
$.004 per share	8,620,000	862	34,138	(35,000)	-	-

Net loss	-	-	-	-	(9,359)	(9,359)

Reduction of common stock subscriptions
receivable for services provided	-	-	-	6,864	-	6,864

Balance as of December 31, 2006	85,750,000	$8,575	$34,138	$(35,849)	$(9,359)	$(2,495)

See Notes to Financial Statements

PROECO ENERGY COMPANY
(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period From November 20, 2006 (Inception) Through December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,359)
Adjustment to reconcile net loss to net cash
flows from operating activities
Noncash expenses - professional fees	6,864
Increase in prepaid expenses	(17,601)
Increase in advances payable to stockholder	1,000
NET CASH FLOWS FROM OPERATING EXPENSES	(19,096)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loan payable	150,000

NET INCREASE IN CASH	130,904

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$130,904

Cash flow disclosure from noncash investing activities:
Issuance of common stock for stock subscriptions receivable	$42,713

See Notes to Financial Statements

PROECO ENERGY COMPANY
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(1)	Summary of significant accounting policies

Nature of operations - ProEco Energy Company (“ProEco” or “Company”) was incorporated on November 20, 2006, in the State of South Dakota and is in the development stage. The Company was formed to construct and operate a fuel-grade ethanol production plant. The Company’s activities, through December 31, 2006, have been primarily focusing on corporate organization, searching for a plant site, planning for the construction of the plant and obtaining the related financing.

Basis of accounting - The Company reports its financial position, results of operations, and cash flows on the accrual method of accounting.

Use of estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes - The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires, among other things, the accrual of deferred tax liabilities for future taxable amounts, deferred tax assets for future deductions and operating loss carryforwards, and a valuation allowance to reduce deferred tax assets to the amounts that are more likely than not to be realized.

The Company has determined that income taxes are not significant for the period from November 20, 2006 (inception) through December 31, 2006.

Cash - The Company maintains its cash at one bank. Total cash balances are insured by the FDIC up to $100,000 per financial institution. The Company may maintain bank balances in excess of the FDIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in its bank account.

(2)	Loan payable

On December 22, 2006, the Company entered into a loan agreement with O2Diesel Corporation. Under the terms of the agreement, the Company borrowed $150,000 as the initial loan. The Company can request additional borrowings up to an aggregate amount of $250,000. Interest accrues on outstanding amounts at the rate of 7% per annum. The loan matures on June 22, 2007, at which time all outstanding principal and accrued interest is due and payable.

The loan is secured by substantially all assets of the Company. In addition, certain stockholders have pledged their shares of Company stock as collateral for the loan payable.

(3)	Common stock
The Company issued 77,130,000 initial shares of common stock for subscriptions receivable of $7,713 as determined by the Board of Directors.

PROECO ENERGY COMPANY
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(3)	Common stock (continued)

During the period from November 20, 2006 (inception) through December 31, 2006, the Company issued common stock in connection with a legal services contract. Under the terms of the agreement the Company issued 8,620,000 shares of common stock for future services to be provided totaling $35,000. The value of the shares issued under this agreement was determined based on the value of the services to be provided. During the period from November 20, 2006 (inception) through December 31, 2006, services totaling $6,864 were provided to the Company under this agreement.

(4)	Lease commitment

On January 15, 2007, the Company entered into an operating lease for office space that expires on February 1, 2008. Monthly rental under this obligation is $1,850.

(5)	Subsequent events

In connection with a share exchange agreement effective as of January 12, 2007, the stockholders of the Company have agreed to sell 80% of their shares of ownership in the Company to O2Diesel Corporation in exchange for shares of stock of O2Diesel Corporation.

On January 16, 2007, the Company entered into an agreement and paid $5,000 to obtain the option to purchase certain parcels of real estate in South Dakota. The total purchase price for all of the land included in the option is $403,655.

Unaudited Pro Forma Condensed Combined Financial Statements of ProEco and O2Diesel

The following selected unaudited pro forma condensed combined financial statements give effect to the acquisition of 80% of the outstanding capital stock of ProEco by O2Diesel as described in the section entitled “Transaction with ProEco.” The pro forma adjustments are made as if the acquisition had been completed at the beginning of the period presented (1) on January 1, 2005 for the pro forma results of operations data for the year ended December 31, 2005, and (2) for the nine months ended September 30, 2006 and as of September 30, 2006 for pro forma balance sheet purposes.

We are providing the following information to assist you in your analysis of the estimated effects of the acquisition of ProEco. We derived this information for the year ended December 31, 2005 from the audited financial statements of O2Diesel for the year ended December 31, 2005 and the audited financial statements of ProEco for the period ended December 31, 2006. The information presented for the nine months ended September 30, 2006 was derived from the unaudited financial statements of O2Diesel for the period ended September 30, 2006 and the audited financial statements for ProEco for the period ended December 31, 2006. O2Diesel has a December 31 fiscal year-end and ProEco has a fiscal year-end of August 31. Neither O2Diesel nor ProEco assumes any responsibility for the accuracy or completeness of the information provided by the other party.

This information is only a summary. You should read this information together with the O2Diesel audited and unaudited financial statements and related notes included in this document under O2Diesel Consolidated Financial Statements and the ProEco audited financial statements included in this document under ProEco Financial Statements.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable, and expected to have a continuing impact on the combined results. The acquisition will be accounted for using the purchase method of accounting under generally accepted accounting principles. O2Diesel will be considered the acquirer. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed by the accounting acquirer, ProEco's assets are recorded at their fair values at the date of the completion of the transaction. Any excess of the enterprise value in excess of the acquired entity assets acquired are recognized as goodwill. A preliminary valuation was conducted by an independent consulting firm in order to assist the management of O2Diesel in determining the fair values of ProEco’s management team experience and their proposed ethanol plant project. This preliminary valuation has been considered in management’s estimates of fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values cannot be made prior to ProEco’s achievement of a number of steps toward completion of the ethanol plant project in order for the closing to occur as described in the section entitled “Transaction with ProEco.”

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition, the impact of ongoing integration activities and the timing of the steps toward completion of the ethanol plant and other changes in ProEco’s net tangible and intangible assets that occur prior to closing of the acquisition could cause material differences in the information presented.

The unaudited pro forma combined information is for illustrative purposes only. It does not necessarily represent or indicate what the financial position and results of operations of O2Diesel would actually have been had the acquisition of ProEco and other pro forma adjustments in fact occurred at the dates indicated. Because the plans for activities required by ProEco and the steps necessary to complete the ethanol plant project prior to closing have not been finalized, we are not able to reasonably quantify the costs of such activities. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience. The following information should be read in conjunction with the unaudited pro forma condensed combined financial statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•
Separate historical audited consolidated financial statements of O2Diesel as of December 31, 2005 and the unaudited consolidated financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 included elsewhere in this document.

•	Separate historical audited consolidated financial statements of ProEco as of December 31, 2006 included elsewhere in this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AS OF SEPTEMBER 30, 2006

			Pro Forma		Pro-forma
	O2Diesel	ProEco	Adjustments		Combined
	(unaudited)	(unaudited)	(unaudited)	Notes	(unaudited)

Current Assets
Cash	$7,658,649	$130,904			$7,789,553
Receivables	665,686				665,686
Inventory	128,354				128,354
Prepaid expenses, parts and deposits	286,858	17,601			304,459
Total current assets	8,739,547	148,505			8,888,052

Other Assets
Furniture and equipment	252,408				252,408
Intangibles subject to Amortization
EPC Contracor			6,440,500	(a)	6,440,500
Completed Project Development			1,559,500	(a)	1,559,500

Total assets	$8,991,955	$148,505	$8,000,000		$17,140,460

Current Liabilities
Accounts payable and accrued expenses	$1,247,591	$1,000			$1,248,591
Loan Payable		150,000			150,000
Deferred grants	550,852				550,852
Deferred marketing	209,968				209,968
Total current liabilities	2,008,411	151,000			2,159,411

Shareholder's Equity (Deficit):
Common stock	7,375	8,575	920	(a)	16,870
Additonal paid in capital	38,898,842	34,138	7,999,080	(a)	46,932,060
Common stock subscriptions receivable		(35,849)			(35,849)
Deficit accumulated	(31,922,673)	(9,359)			(31,932,032)
Total shareholder's Equity (Deficit)	6,983,544	(2,495)	8,000,000		14,981,049

Total liabilities and shareholder's equity (deficit)	$8,991,955	$148,505	$8,000,000		$17,140,460

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

			Pro Forma		Pro-forma
	O2Diesel	ProEco	Adjustments		Combined
	(unaudited)	(unaudited)	(unaudited)	Notes	(unaudited)

Revenues	$187,572	$-			$187,572

Operating expenses
Cost of goods sold	95,079				95,079
Selling and marketing	905,903				905,903
Product testing and government grants	(196,832)				(196,832)
General and administrative	6,158,235	9,359	$2,000,000	(a)	8,167,594

Total operating expenses	6,962,385	9,359	2,000,000	(a)	8,971,744
Operating loss	(6,774,813)	(9,359)	(2,000,000)	(a)	(8,784,172)

Foreign currency gain, net	251,560				251,560
Other income (expense)	79,091				79,091
Net loss	(6,444,162)	(9,359)	(2,000,000)	(a)	(8,453,521)

Deemed dividend to preferred
stockholders	(5,581,133)				(5,581,133)

Net loss allocable to common
stockholders	$(12,025,295)	$(9,359)	$(2,000,000)	(a)	$(14,034,654)

Pro forma loss per share - basic and
diluted					$(0.19)

Pro forma shares used to compute loss
per share - basic and diluted					71,996,168

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma		Pro-forma
	O2Diesel	ProEco	Adjustments		Combined
	(unaudited)	(unaudited)	(unaudited)	Notes	(unaudited)

Revenues	$195,607	$-			$195,607

Operating expenses
Cost of goods sold	101,277				101,277
Selling and marketing	1,987,537				1,987,537
Product testing and government grants	438,086				438,086
General and administrative	4,468,957	9,359	$2,666,667	(a)	7,144,983

Total operating expenses	6,995,857	9,359	2,666,667	(a)	9,671,883
Operating loss	(6,800,250)	(9,359)	(2,666,667)	(a)	(9,476,276)

Foreign currency loss, net	(48,981)				(48,981)
Other income (expense)	(2,934)				(2,934)
Net loss	(6,852,165)	(9,359)	(2,666,667)	(a)	(9,528,191)

Deemed dividend to preferred
stockholders	(618,872)				(618,872)

Net loss allocable to common
stockholders	$(7,471,037)	$(9,359)	$(2,666,667)	(a)	$(10,147,063)

Pro forma loss per share - basic and
diluted					$(0.23)

Pro forma shares used to compute loss
per share - basic and diluted					43,901,123

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On January 12, 2007, O2Diesel entered into a share exchange agreement with ProEco and its stockholders under which O2Diesel would acquire shares equal to 80% of the outstanding capital stock of ProEco in exchange for 9.2 million shares of O2Diesel common stock (the “Transaction Shares”) valued at $0.872 per share for a total purchase price of $8.0 million. The closing of the share exchange is subject to certain conditions. The parties intend the transaction to qualify as a tax-free reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. For accounting purposes, the transaction is being treated as a purchase acquisition, with O2Diesel being treated as the acquirer and the continuing reporting entity, while ProEco will be treated as the acquiree.

The unaudited pro forma condensed combined financial statements assume the issuance of approximately 9.2 million shares of O2Diesel common stock as the consideration paid in the transaction, of which ProEco Stockholders will receive 60% at the time of the closing and will receive 40% in two equal installments upon the completion of construction of the first module (20%) and the commencement of construction on the final module (20%). The remaining 40% of the shares will be held in escrow until the conditions for their release have been met.

The following information should be read in conjunction with the pro forma condensed combined financial statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•
Separate historical audited consolidated financial statements of O2Diesel as of December 31, 2005 and the unaudited consolidated financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 included elsewhere in this document.

•	Separate historical audited consolidated financial statements of ProEco as of December 31, 2006 included elsewhere in this document.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements were prepared as a purchase acquisition with O2Diesel being the acquirer in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Assets and liabilities of ProEco have been presented at the equivalent of their estimated fair value.

Note 2. Pro Forma Adjustments

ProEco began operations on November 20, 2006. As a result, activities during the period presented were limited, reflecting organizational start up and project planning actions. ProEco recorded no income for the period ended December 31, 2006.

(a)
The unaudited pro forma condensed balance sheet as of September 30, 2006 reflects the exchange to the entire purchase price of $8.0 million for 9.2 million shares of common stock. As of December 31, 2006, ProEco Stockholders have not received any of the Transaction Shares. ProEco Stockholders will receive 60% of the Transaction Shares at the time of the closing and will receive the remaining 40% of the Transaction Shares in two equal installments upon the completion of construction of the first module (20%) and the commencement of construction on the final module (20%). For financial statement purposes, we have presented these pro forma condensed financial statements on the basis of all the Transaction Shares being issued.

The primary assets of ProEco are represented by its relationship with an experienced Engineering, Procurement and Construction (“EPC”) contractor and the progress they have accomplished in the development of the project as of the share exchange agreement date. ProEco's value is represented by its expertise in the petrochemical industry with plant maintenance, project planning and construction, as well as their knowledge and relationships with construction and engineering firms in that industry. Their ability to bring an experienced EPC contractor to this project within the timeframe required for timely completion is a critical element for the successful completion of the ethanol plant. Until the land for the plant site is acquired and the plant is built, ProEco’s value to O2Diesel lies in these items. As a result, the consideration of $8.0 million exchanged in the acquisition of 80% of ProEco’s outstanding capital stock has been allocated according to the following exhibit and is recorded on the pro forma condensed financial statements as Other Assets, expected to be amortizable over the time periods identified in the exhibit.

O2Diesel - ProEco - Allocation of Purchase Price

		Allocation
Item	Value	Period
Engineering, Procurement &
Construction (EPC) Contractor	6,440,500	3 years

Completed Project Devlopment	1,559,500	3 years

Total Purchase Price	$8,000,000

Each component of the acquisition has been reflected in the pro forma statements as intangible assets and is expected to be amortized over the following time periods:

•	EPC Contractor:	Expected Term of Construction Contract and Warranty Period

•	Completed Project Development:	Expected Term of Construction Contract and Warranty Period

The unaudited pro forma condensed balance sheet of September 30, 2006 reflects these intangible assets net of accumulated amortization for nine months of expense. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2006 reflects nine months of amortization expense and the unaudited pro forma condensed statement of operations for the year ended December 31, 2005 reflects twelve months of amortization expense.

(b)
O2Diesel and ProEco entered into an inter-company loan facility on December 22, 2006. The loan provides for a draw up to $400,000, secured by all of ProEco’s personal property, including but not limited to the option for the land and two stockholders’ pledge of their ProEco shares. As of December 31, 2006, $150,000 was advanced to ProEco under the terms of this loan. There were no other inter-company receivables or payables as of December 31, 2006.

(c)
O2Diesel will need to raise up to $220 million to finance the construction of the ethanol plant. It is expected that the financing will be comprised of debt obligations in the range of $120-$140 million and equity funding between $60-$80 million. It is anticipated that O2Diesel will raise these funds in two separate efforts to support each 50 million gallon module. Each financing effort will represent between $60-$70 million in debt and between $30-$40 million in equity.

O2Diesel has no commitments for the debt portion of the required funding. The Company has an indication letter from a bank with proposed terms to provide working capital and a construction and term loan facility at interest rates between LIBOR+3.25% - 4.75% depending on the structure of the debt. At this time, the Company is unable to determine the specific terms of the financing it will ultimately require and has not made a provision in the pro forma financial statements for its effect.

In addition, at this time, the Company has not raised any equity funding for the project. Accordingly, no provision has been made in the pro forma financial statements for the costs of equity funding as well.

(d)	O2Diesel has not entered into any compensation agreements with the ProEco management team at this time, nor are there any contingent compensation agreements.

(e)
It should be noted that there are a number of requirements to be fulfilled by ProEco and O2Diesel prior to closing. In addition to the financing described above in (c), ProEco must have entered into an EPC contract and marketing agreements for the sale of the production of the ethanol plant, among other requirements. Since these definitive agreements are not currently in place, no provision has been made for these agreements in the pro forma financial statements.

PROPOSAL 2 — TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board recommends that Article 4 of the Certificate of Incorporation be amended so as to increase the number of authorized shares of Common Stock, par value $0.0001 per share, from 135,000,000 shares to 270,000,000. The proposal to increase such authorized number of shares of Common Stock is being submitted to the Company’s stockholders.

The Company presently has authority to issue 155,000,000 shares consisting of 135,000,000 shares of Common Stock, $0.0001 par value per share and 20,000,000 shares of Preferred Stock, $0.0001 par value per share. The Board has not authorized an increase in the number of shares of Preferred Stock.

As of the close of business on January 19, 2007, of the 135,000,000 shares of Common Stock presently authorized by the Certificate of Incorporation, 75,625,014 shares were issued and outstanding, 7,500,000 shares were reserved for issuance under the Company’s stock option plan for options granted to officers, directors, employees and consultants, 12,306,636 were reserved for issuance for the exercise of warrants and 39,568,350 shares were unissued. If the increase in authorized Common Stock is approved, the number of unissued shares of Common Stock will increase to 174,568,350 shares. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. This amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock would remain unchanged under this proposal.

The purpose of increasing the number of authorized shares of Common Stock is for the issuance of shares to stockholders of ProEco and the equity financing for the construction of the ethanol plant, as set forth in Proposal 1. Any remaining unissued shares may be used for proper corporate purposes, including and without limitation, equity financings and strategic collaborations. Other than the issuance set forth in Proposal 1, the Company does not have any other plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any shares of the proposed additional Common Stock.

The issuance of the additional shares of Common Stock contemplated by this Proposal 2 could have the effect in certain circumstances of, among other things, diluting earnings per share, book value per share or voting power of the currently outstanding shares of Common Stock.

The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the proposed amendment to the Company’s Certificate of Incorporation. If the amendment is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment in accordance with the General Corporation Law of Delaware.

If this Proposal 2 is approved by our stockholders, the authorized share capital will be increased whether or not the transactions described in Proposal 1, including the ProEco share exchange and related financings, are completed.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Certificate of Incorporation, and signed proxies that are returned will be so voted unless otherwise instructed on the proxy card.

RISK FACTORS

In addition to the other information included or incorporated by reference in this Proxy Statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented in this Proxy Statement. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements.”

Risks Related to our Fuel Additive Business

We have incurred significant losses to date, and there is no guarantee that we will ever become profitable.

The Company has earned almost no revenue from sales as we have focused on the development of our core technology and an infrastructure for the sale of our product. The continued investments in our infrastructure and commercialization efforts will require substantial new funding. There can be no assurance that our commercialization efforts will prove successful. Thus, we may sustain losses for the foreseeable future. To date, we have not paid any dividends and it is not anticipated that we will do so in the foreseeable future as any profits generated are likely to be retained and used to finance the development and expansion of our business.

We rely on commercial arrangements with third parties, and any failure to retain relationships with these third parties could negatively impact our ability to develop and market our products.

We anticipate that our success in creating markets for our products will depend largely on our ability to identify and establish strategic alliances with companies and individuals that have experience in manufacturing and distributing products to the markets we have identified. We have supplied our technology for evaluation purposes to a number of strategic partners and customers. As such, our plans are dependent on and have been developed on the assumption that our technology will be promoted by the strategic partners and adopted by the customers we have identified. However, there can be no assurance that the commercial arrangements with current or future strategic partners and customers will proceed beyond the initial phases of such arrangements, even if such phases are successfully completed, or that following the initial phases the strategic partners and customers identified will choose to purchase and distribute our products.

The Company’s core product may not be acceptable to commercial customers.

Our core product is an additive for ethanol-diesel blends. Extensive tests of a range of ethanol-diesel blends treated with the additive have been undertaken. However, as with any new technology, there are risks associated with the commercial production and use of this product and we have experienced technical difficulties when deploying our fuel in commercial applications. Specifically, the resultant fuel has a flashpoint closer to gasoline than to ordinary diesel and is intolerant of water at certain levels. These factors have required us to take additional precautions when transporting, storing and handling the finished fuel. These characteristics may make the finished fuel and our products unattractive to certain distributors, customers and end-users. In addition, the finished fuel may only be stored and dispensed from tanks that meet stringent standards for cleanliness and not all tanks may be capable of achieving these standards.

Our future revenues are unpredictable and our operating results may fluctuate.

We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside our control, including (i) demand for our products, (ii) introduction or enhancement of products by competitors, (iii) market acceptance of our products, (iv) price reductions by competitors or changes in how new products are priced, (v) availability of fuel grade ethanol of adequate quality and at prices which are economical, (vi) availability of distribution channels through which our products are to be sold, (vii) potential costs of litigation and intellectual property protection, (viii) our ability to attract, train and retain qualified personnel, (ix) the amount and timing of unforeseeable operating costs and capital expenditures related to the expansion of our business, operations and infrastructure, (x) any technical difficulties with respect to the use of our products, including the satisfactory resolution of technical issues regarding flame arrestor availability, ambient temperature issues and function, fuel storage and dispensing requirements of our product, and (xi) effects of current and future governmental regulations on the sale of our products, which may be significant.

As a result of the lack of a sales history of our products, we do not have relevant historical financial data for any periods on which to forecast revenues or expected operating expenses in connection with growing revenues in the future. Our expense levels are based in part on certain expectations with regard to future revenues. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in anticipated demand for our products relative to our expectations would have an immediate adverse effect on the Company’s business, financial conditions and results of operations.

We have developed a marketing strategy directed to selling our finished fuel to municipal transit authorities. This strategy is referred to as CityHome™. A key part of this strategy is dependent upon receiving substantial amounts of revenue from third parties that pay sponsorship fees to participate in the CityHome™ programs, and there can be no assurance that such revenues will be received. Insufficient history exists to determine if the CityHome™ initiative will prove viable and to determine if third parties are prepared to fund these programs through the payment of sponsorship fees.

Our ability to operate at a profit is dependent on the price and availability of ethanol.

Our results of operations and financial condition have been and will continue to be significantly affected by the cost and supply of ethanol. Cost and supply are subject to and determined by market forces over which we have no control. The price of ethanol can be volatile as a result of a number of factors, such as the overall supply and demand, the level of government support, and the availability and price of competing products. For example, in response to the Environmental Protection Agency’s (“EPA”) recent designation of methyl tertiary butyl ether (MBTE) as a carcinogen and the inability for petroleum refiners to secure indemnification regarding its inclusion in petroleum products, most petroleum refiners have elected to replace this substance with ethanol in gasoline produced in the United States. The replacement of this ingredient in gasoline has caused the demand for ethanol to increase dramatically, with a corresponding increase in its price. A benefit of this phenomenon has been to increase the availability of ethanol at petroleum terminals when compared to the recent past. However, the rise in ethanol cost has made the price of O2Diesel™ fuel increase in relation to conventional diesel fuel since the second quarter of 2006.

Generally, higher ethanol prices, in relation to diesel and biodiesel fuels, will produce lower profit margins. This is especially true if market conditions do not allow us to pass through these increased costs to our customers. There is no assurance that we will be able to pass through these higher ethanol costs. If higher ethanol prices were to be sustained for an extended period of time, such pricing may have a material adverse effect on our ability to grow profitable sales and operations, with a corresponding adverse impact on our cash flows and financial performance.

We intend to contract with third parties to help control the costs of ethanol purchased and reduce short-term exposure to price fluctuations. Currently, we do not have definitive agreements with third parties for all of our needed supply. There is no assurance that agreements to supply the remainder of our ethanol needs will be available or be on acceptable terms. We have entered into a definitive agreement to acquire an ownership interest in a site in which ethanol production facilities may be constructed as a possible means of securing ethanol on favorable terms, but there can be no assurance that we will be able to complete this acquisition. In addition to being able to obtain the necessary quantity of ethanol, it is important to carefully select ethanol suppliers because there is a wide range of fuel grade ethanol in the marketplace. It is critical that the ethanol component of O2Diesel™ be of a consistently high quality and that it meet certain other specifications. There is no assurance that we will be able to obtain quality ethanol supplied to our distributors.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund further development.

While we believe that a viable market exists for our technology, there can be no assurance that such technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified for exploitation. In the event that a viable market for our products cannot be created as envisaged by our business strategy, we may need to commit greater resources than are currently available to further develop our technology into a commercially viable product. There can be no assurance that we would have sufficient financial resources to fund further development or that such development would be successful. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

Our business could suffer if we are unable to effectively compete with our competitors’ technologies.

We have identified as competitors a number of technologies and companies who are predominantly focusing on the diesel emission reduction market. In addition, other companies, many of which are likely to have substantially greater financial, research and development, sales and marketing and personnel resources, may currently be developing, or may develop in the future, technologies and products that are equally or more effective and/or economical as any product we may develop, or which would otherwise render our technologies obsolete.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

Our success will partly depend on our ability to obtain patent protection for our technology and to maintain the confidentiality of our intellectual property. We have a number of pending patent applications. However, the patent positions of technology-based enterprises, including the Company’s, are subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and priority of a particular patent. There can be no assurance that patent applications that we have submitted for approval, but which are pending, or which we will make, will be granted or if granted, will not be successfully challenged. Furthermore there is no assurance that our existing or future patent rights will afford protection against unauthorized use of our technology. We may incur substantial costs to enforce our intellectual property rights or to defend against third party claims of infringement. We recognize that there are certain jurisdictions where we have not applied for patent protection and where no patent protection may be available. Our ability to market products or technology in these jurisdictions may be limited. Additional patents relating to other aspects of our products may be sought. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford us, that any patent applications will result in issued patents or that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us.

Our methods to protect the concepts, ideas, proprietary know-how and documentation of our proprietary technology may not afford us complete protection, and there can be no assurance that others will not obtain access to our know-how concepts, ideas and documentation. Furthermore, there can be no assurance that confidentiality arrangements with our directors, employees, consultants, manufacturers, suppliers and prospective licensees will adequately protect our trade secrets.

If our competitors receive patents in respect of technology or products similar to or competitive with those of the Company, we may have to obtain appropriate licenses under such patents or cease and/or alter certain of our activities or processes, or develop or otherwise obtain alternative technology, the prospects for all of which are uncertain.

We may not be able to manufacture and to market our products in commercial quantities.

Our products must be manufactured in commercial quantities, in compliance with regulatory requirements and at an acceptable cost. We do not own and operate manufacturing facilities and are reliant on our strategic partner Cognis Deutschland GmbH (“Cognis”) for the development and manufacture of the additive. There can be no assurance that Cognis’ existing facilities and/or raw material supplies will be adequate to meet our long term objectives. If Cognis cannot meet our needs, we will seek other manufacturers. The availability, pricing and supply of our products are currently dependent on arrangements with Cognis, but the cost and availability of raw materials, ethanol and diesel, the availability of tax and other incentives for our products and arrangements for the distribution of our products by others, are all wholly or partly outside our control. While we believe there is sufficient manufacturing capacity to meet our long term objectives, we do not own or control these manufacturers, so this could change.

We may not be able to distribute our products in commercial quantities.

Our products must be distributed in commercial quantities, in compliance with regulatory requirements and at an acceptable cost. We do not own and operate distribution facilities and are reliant on our jobbers and others for the distribution and delivery of our additive and the finished fuel.

Our business may be harmed if we fail to obtain regulatory approvals or comply with legislative and regulatory requirements.

The manufacturing, marketing, supply, distribution and use of fuel and fuel additives are subject to extensive legislation and regulation in most jurisdictions in which we intend to do business. Our additive and the resultant ethanol-diesel blend will be competing with both ordinary diesel fuel and other fuels and solutions that claim to offer environmental benefits. The business of O2Diesel depends, in part, on the availability of environmental legislation which requires or provides incentives to customers to use products similar to our own. New or revised legislation and regulations as a result of changes in the prevailing political climate or for any other reasons, which for example remove the availability of incentives or which impose additional compliance burdens on us, or which provide incentives to distributors and customers to adopt competitive products, could have an adverse effect on our business, prospects, results of operations and financial position.

The development and manufacture of our technology may subject us to environmental compliance or remediation obligations.

Our operations are and will be subject to many environmental laws and regulations wherever it is used. Such laws and regulations govern, among other things, fuel emissions, the use and handling of hazardous substances, waste disposal and the investigation and remediation of soil and groundwater contamination. As with other companies engaged in similar activities, a risk of environmental liability is inherent in our current and historical activities. Future additional environmental compliance or remediation obligations could adversely affect our business through increased production costs from implementing environmental compliance. By restricting or prohibiting the manufacture, distribution and use of our products, environmental regulations could harm our business.

Our business is subject to extensive and potentially costly environmental regulations that could significantly increase our operating costs and our ability to successfully operate.

We are subject to a number of environmental regulatory bodies such as the EPA and the California Air Resources Board (“CARB”), as well as other regulatory agencies.

In addition, sections 211(b)(2) and 211(e) of the Clean Air Act require fuel manufacturers to analyze the combustion and evaporative emissions generated by fuel and fuel additive products and survey existing scientific information for each product. Further, where adequate information is not available, manufacturers must conduct tests to screen for the potential adverse health effects of these emissions. Although our additive is already registered with the EPA, we are currently in the complex, costly and time-consuming process of registering our finished fuel for on-highway use with the EPA. Each fuel manufacturer is required to submit basic registration data as described in 40 CFR 79. The Company is required by the EPA to conduct “Tier 1” Health Effects Testing, and “Tier 2” and “Tier 3” Health Effects Testing may be required as well. Tier 2 testing relates to the inhalation of fuel and fuel additive emissions, while Tier 3 testing is confirmatory testing based upon the results of Tier 1 and/or Tier 2 tests. In 2003, an independent emissions testing laboratory completed all necessary tests to demonstrate that O2Diesel™ did not generate excessive or new regulated or unregulated toxic emissions as required by EPA for registration under the fuel “Tier 1” Health Effects emissions testing requirements. It is unclear whether further tests will have to be performed and there is no guarantee we would be able to successfully complete these tests if they are required. If further testing is required, completing the test protocols could require substantial time and expense. Once the fuel is registered, further emission testing is required by the EPA to verify the emissions benefits of our fuel as compared to conventional diesel fuel. The EPA could also impose other conditions or restrictions in the registration that are detrimental to us or which increase costs.

Even if we receive all required permits from the EPA, we are also subject to regulations from CARB in the state of California. States set strict requirements for the sale and distribution of motor fuels, and provide certain incentives for the use of cleaner-burning fuels. Certain states also levy disincentives for the use of “dirtier” fuels, often in the form of monetary penalties. With the exception of California and Texas, which are permitted to set stricter state standards, all state motor fuel environmental regulations are governed by EPA policies set forth in the Clean Air Act, which generally limits individual state’s environmental regulation of fuels. In addition to environmental issues, many states have other regulations regarding the sale of fuel to which the Company may be subjected.

Currently, we are in the application process with CARB. In 2003, the Company achieved regulatory recognition (known as “verification”) in California granted by CARB for O2Diesel™ as an “alternative diesel fuel.” During this same period, the Division of Measurement Standards of the California Department of Food & Agriculture designated O2Diesel™ as a “developmental engine fuel” which is a requirement for a fuel to be marketed legally in the state if it lacks an American Society for Testing and Materials (“ ASTM”) specification. O2Diesel™ does not have an ASTM specification. During 2006, we conducted a revised series of tests to qualify O2Diesel™ as a California Diesel Emissions Control Strategy both as a stand alone fuel and in conjunction with various exhaust after treatment devices, such as both direct oxidation catalysts (DOC’s) and Diesel Particulate Filters (DPF’s). There is no guarantee we will be successful with these tests.

Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we obtain approval, we may be required to invest or spend considerable resources to comply with future environmental regulations. If any of these events were to occur, they may have a material adverse impact on our operations, cash flows and financial performance.

We may not be able to obtain an ASTM specification for our fuel, which may be necessary for our contract with the U.S. Department of Defense.

We have drafted a specification for our fuel and have proposed a ballot for incorporation of this fuel as an ASTM specification. Since this is a consensus organization, we can not be assured that our specification will be viewed positively and incorporated into the book of ASTM standards. Failure to obtain an ASTM specification for our fuel could complicate the purchase of this fuel for state and federal government agencies.

Since incorporation of an ethanol-diesel specification into the ASTM standards is not guaranteed, we are working with the Department of Defense (DOD) to provide them with a standard for procurement of our fuel for use in non-strategic military vehicles operated by the DOD. Our fuel, which may also include a biodiesel blending component, is expected to meet federally mandated fuel requirements. This may require a legislative initiative which may take considerable time to complete. At this point, we are in the early stages of these programs so it is not possible to predict when this work will be completed or if we will obtain the desired results once it is completed.

Developing new products, creating effective commercialization strategies for our technology and enhancing our products and strategies are subject to inherent risks. These risks include unanticipated delays, unrecoverable expenses, technical problems or difficulties, as well as the possibility that funds will be insufficient. Any one of these could make us abandon or substantially change our technology commercialization strategy.

Our success will depend upon, among other things, our products meeting targeted cost and performance objectives for large-scale production, our ability to adapt technologies to satisfy industry standards, satisfying consumer expectations and needs and bringing our products to market before the market is saturated. We may encounter unanticipated technical or other problems that result in increased costs or substantial delays in introducing and marketing new products. Current and future products may not be reliable or durable under actual operating conditions or otherwise commercially viable. New products may not satisfy price or other performance objectives when introduced in the marketplace. Any of these events could adversely affect our realization of revenues from such new products.

Product liability claims related to our products could prove to be costly to defend and could harm our business reputation.

Fuel and fuel-additive businesses may be adversely affected by litigation and complaints from distributors, customers and government authorities resulting from fuel quality, illness, injury or other health concerns or other issues. Adverse publicity surrounding such allegations could negatively affect O2Diesel, regardless of whether the allegations are true, by discouraging distributors and customers from buying our products. We could also incur significant costs and the diversion of management time in defending the Company against claims, whether or not such claims have any basis.

Commercialization of our product may require warranty support from diesel engine manufacturers.

Customers who wish to use our fuel often request verification from the original equipment manufacturers (OEM’s) of their equipment that the warranties on their engines will be unaffected by the use of O2Diesel™. To date, the Company has experienced reluctance from the OEM’s to provide either verification or denial of the standard warranties issued upon purchase of the equipment when any alternative fuel is used. Additional testing and verification data on a variety of engines will be needed to accumulate significant enough information for OEM’s to expand their warranties for use of alternative fuels. Without warranty support from engine OEM’s, large scale market acceptance for our product may be difficult to achieve.

We face uncertainties managing our anticipated growth.

We cannot be certain that we will be able to successfully manage our anticipated growth. In order to successfully manage growth, we must improve our management, financial and informational systems and controls, and expand, train and manage our employee base effectively. There will be additional demands placed on our technical, sales, marketing and administrative resources as we expand in our target markets. Our ability to cope with these demands may be impaired because we are still a developmental stage company.

Our business may suffer if we are unable to attract and retain key officers or employees.

We believe our future success will depend greatly upon the expertise and continued service of certain key executives and technical personnel. Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. We have attempted to reduce these personnel risks by (i) entering into contracts with certain key employees, (ii) providing employment benefits such as vacations and health coverage, and (iii) adopting an employee stock option plan that covers most employees. However, these measures do not guarantee that employees will remain with the Company, or ensure that qualified employees can be recruited in the future.

Our ability to continue as a going concern is uncertain.

The report of our independent registered public accounting firm on our consolidated financial statements for the fiscal year ended December 31, 2005 states that because of accumulated losses and working capital deficiency, there is substantial doubt about the Company’s ability to continue as a going concern. This “going concern” opinion could adversely affect our ability to sell our products, attract and retain strategic relationships and obtain additional financing.

The American Stock Exchange may delist our common stock.

Failure to remain in compliance with AMEX’s listing standards will likely lead to the delisting of our common stock from AMEX. We cannot assure you we will continue to meet the AMEX’s listing requirements. If the Company’s common stock was to be delisted by the AMEX, its shares would continue to be traded as a bulletin board stock.

Our ability to use our net operating loss carryforward may be limited.

As of September 30, 2006, we have approximately $18.1 million in federal and state net operating loss carryforwards which will expire through 2021 if not used against future federal and state income tax liabilities. Our net loss carryforwards are subject to various limitations and have not been audited by the Internal Revenue Service. We anticipate the net loss carryforwards will be used to reduce the federal and state income taxes and the related tax payments which we would otherwise be required to make with respect to income, if any, generated in future years.

The issuance of Common Stock in connection with the ProEco transaction and the equity financing for the construction of the ethanol plant may result or be deemed to result in a change in control that could result in the limitation of Sections 382 of the Internal Revenue Code of 1986, as amended, on the use of our net operating carryforward. This limitation would allow us to use only a portion of the net operating loss carryforwards generated prior to the deemed Section 382 change of control to offset future taxable income, if any, for U.S. federal and state income tax purposes.

Risks Related to Constructing and Financing the Ethanol Plant

We may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project.

Our financing plan requires a significant amount of debt financing. We do not have contracts or commitments with any bank, lender or financial institution for debt financing. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan. We expect to require between $60 to $70 million for each of the two modules being built (less any bond or tax increment financing, additional grants and other incentives we are awarded) in senior or subordinated long-term debt from one or more commercial banks or other lenders. Because the amounts of equity, grant funding bonds and/or tax increment financing are not yet known, the exact amount and nature of total debt is also unknown.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants.

Our debt obligations and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;
•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;
•	Make distributions to stockholders;
•	Make certain types of investments;
•	Create liens on our assets;
•	Utilize the proceeds of asset sales; and
•	Merge, consolidate or dispose of all, or substantially all, of our assets.

In the event that we are unable to pay our debt service obligations, our creditors could force us to reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our proposed plant would be greatly affected and we may be forced to liquidate.

We may not obtain equity funding necessary to construct the ethanol plant.

We estimate that we will need between $30 to $40 million in equity funding for each of the two modules being built. There can be no assurance that we will raise a sufficient amount to construct the ethanol plant consisting of these two modules. If we fail to raise the required amounts, it is unlikely that we will locate other sources of capital that will allow us to construct this plant.

We expect to be highly dependent upon our EPC contractor to design and build the ethanol plant.

We have entered into a letter of intent with an experienced EPC contractor for feasibility, design, planning and preliminary engineering services for the construction of the ethanol plant. Unless extended, the letter of intent will terminate on January 30, 2007 unless we have executed an EPC Contract for the project. There is no guarantee that we will be able to enter into an EPC Contract with the contractor.

If we meet the conditions of the letter of intent, we expect to enter into a EPC Contract with the contractor to design and build the ethanol plant. We expect that the contractor will use a more versatile process design technology in the ethanol plant construction by prefabricating parts of the plant. We expect to be highly dependent upon the contractor for its expertise within the construction industry, and any loss of our relationship with the contractor could place us at a competitive disadvantage. We will depend on the contractor for timely completion of the plant; however, its involvement with other projects could delay the commencement and start-up operations of our project. If they terminate its relationship with us, we might not be able to secure a suitable replacement and our business would be materially harmed. If the plant is built and does not operate as we expect, our right to rely on the contractor to remedy any deficiencies or defects will be limited by our contract with them. If the ethanol plant does not operate as we expect, our business may be materially harmed without an adequate remedy against our design-build contractor.

In addition, we have asked the contractor how many other commitments it has, however the contractor did not disclose the number of its other commitments, and as a private company, it is not required to do so. Therefore, we do not know how many other commitments it has. It is possible that the contractor has outstanding commitments to other facilities that cause the construction of our plant to be delayed. It is also possible that the contractor will continue to contract with new facilities for plant construction and with operating facilities for expansion construction. These current and future building commitments may reduce the resources of the contractor to such an extent that construction of our plant is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment in our common stock will be reduced.

Finally, we expect to be highly dependent upon the contractor’s experience and ability to train personnel in operating the ethanol plant. If the ethanol plant is built and does not operate to the level anticipated by us in our business plan, we will rely on the contractor to adequately address any deficiency. There is no assurance that the contractor will be able to address a deficiency in an acceptable manner. Its failure to address deficiencies could cause us to halt or discontinue production of ethanol, which could damage our ability to generate revenues.

We may need to increase cost estimates for construction of the ethanol plant, and these increases could result in devaluation of our common stock if ethanol plant construction requires additional capital.

We have based our capital needs on a design for the ethanol plant consisting of two modules that will cost approximately $180 to $220 million with additional start-up and development costs, but there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. The rising price of steel could affect the final cost of construction of the ethanol plant. In addition, shortages of steel could affect the final completion date of the project. Advances and changes in technology may require changes to our current plans in order to remain competitive. We may determine that it is necessary to change the design of the plant in order to implement new technology. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your common stock because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our common stock if our production and sale of ethanol and its by-products are similarly delayed.

We currently expect our first module of the ethanol plant to be operating in the first calendar quarter of 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions or other events that delay the construction schedule. Changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations.

The proposed plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

The historical use of the land for the ethanol plant has been as a small airport. We have obtained a satisfactory phase 1 environmental study and we have no reason to believe that there is a material risk of environmental problems. The phase 1 study recommended limited soil sampling to be conducted to confirm the absence of contamination. However, there can be no assurance that we will not encounter hazardous conditions at this site that may delay the construction of the ethanol plant. The contractor is not responsible for any hazardous conditions encountered at the plant site. Upon encountering a hazardous condition, the contractor will suspend work in the affected area. If we receive notice of a hazardous condition, we must correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, the contractor will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event could delay our ability to generate revenues.

Other than the phase 1 study, we have not completed any additional environmental studies of the land that we intend to use to build the ethanol plant. We may determine that this land contains environmental hazards that will make construction costly or impossible, which could lead us to suspend development or construction of the plant or require us to purchase more expensive land on which to build the plant.  This could cause our results to suffer.

Any delay or unanticipated cost in providing rail infrastructure to the plant could significantly impact our ability to operate the plant.

Rail service is available adjacent to the property from the DM&E Railroad. Our budget currently includes $1.45 million in rail infrastructure costs associated with the ethanol plant. Increased costs for rail access or a delay in obtaining rail access could significantly impact our ability to operate the plant since we expect to ship most or all of our ethanol and distillers grains by rail. Similarly, access to the proposed ethanol site by rail service is critical to the success of this plant.  Any delay in obtaining rail access, or inability to obtain rail access, could significantly impact our ability to operate this plant.

If we fail to finalize critical agreements, such as the EPC contract, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed.

This Proxy Statement makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Risks Related to Ethanol Production and the Ethanol Industry

We have little to no experience in the ethanol industry, which increases the risk of our ability to build and operate the ethanol plant.

We are presently, and for some time are likely to continue to be, dependent upon our current management team to operate our business.  Most of these individuals are experienced in business generally, but none of these persons have any experience organizing and building an ethanol plant.  Our Chief Executive Officer has no prior experience in the ethanol industry.

We have to recruit and retain qualified employees to operate the plant successfully.

Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers and other personnel experienced in ethanol production operation. However, we may not be successful in attracting or retaining such individuals because of the competitive market as new plants are constructed and the limited number of individuals with expertise in the geographic area. In addition, we may have difficulty in attracting other competent personnel to relocate to South Dakota in the event that such personnel are not available locally. If we are not able to hire and retain employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced, or prevented altogether, thereby limiting or eliminating our profits.

If our cash flow from operations is not sufficient to service our debts, it will affect our ability to continue our business.

The lenders who finance the construction of our plant will take a security interest in our assets, including our real property and the plant. If we fail to make our debt financing payments, the lenders will have the right to repossess the secured assets, including our real property and the plant, in addition to other remedies. Such action would end our ability to continue operations. If we fail to make our financing payments and we cease operations, your rights as a holder of common stock are inferior to the rights of our creditors.

The growth of our business will be dependent upon the availability of adequate capital.

The growth of our business will depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt financing. We cannot assure you that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all.  Our proposed credit facility may contain provisions that restrict our ability to incur additional indebtedness or make substantial asset sales that might otherwise be used to finance our expansion.  Security interests in certain of our assets, which may further limit our access to certain capital markets or lending sources, secure our obligations under the credit facility.  As a result, we cannot assure you that we will be able to finance additional expansion plans.

We may have difficulty obtaining enough corn to operate the plant profitably.

There may not be an adequate supply of corn produced in the area surrounding our plant to satisfy our requirements.  Even if there is an adequate supply of corn, we could encounter difficulties finalizing the purchase transaction and securing delivery of the corn.  If we do not obtain corn in the quantities we plan to use, we may not be able to operate our plant at full capacity.  If the price of corn in our local markets is higher than the national average, our profitability may suffer and we may incur significant losses from operations. As a result, our ability to make a profit may decline, causing a reduction in the value of your investment.

Changes in the prices of corn and natural gas can be volatile and these changes could significantly impact our financial performance.

Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Generally, higher corn and natural gas prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn and natural gas costs to our customers. There is no assurance that we will be able to pass through such higher costs. If we experience a sustained period of high corn and/or natural gas prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated.

Ethanol production at our ethanol plant will require significant amounts of corn. In addition, other new ethanol plants may be developed in the state of South Dakota and surrounding states. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our cost of corn and harm our financial performance and the value of your investment.

We intend to use natural gas as the power source for our ethanol plant. Natural gas costs represent approximately 10-15% of our total cost of production. Natural gas prices are volatile and may lead to higher operating costs, which would lower the value of your investment. In late August and early September 2005, Hurricane Katrina and Hurricane Rita caused dramatic damage to areas of Louisiana and Texas, which are the location of two of the largest natural gas hubs in the United States. The damage became apparent and natural gas prices substantially increased. At this time it is unknown how this damage will affect intermediate and long-term prices of natural gas. Future hurricanes could create additional uncertainty and volatility. We expect natural gas prices to remain high or increase given the unpredictable market situation.

Declines in the prices of ethanol and its by-products will have a significant negative impact on our financial performance and the value of your investment.

Our revenues will be greatly affected by the price at which we can sell our ethanol and its by-products, i.e., distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.

The price of ethanol has recently been much higher than its 10-year average. We do not expect these prices to be sustainable, as supply from new and existing ethanol plants increases to meet increased demand. The total production of ethanol is at an all-time high and continues to rapidly expand at this time. Increased production of ethanol may lead to lower prices. Any decrease in the price at which we can sell our ethanol will negatively impact our future revenues and could cause the value of your investment to decline.

We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices and other adverse effects. For example, the increased ethanol production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. In addition, distillers grains competes with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decreases. The price of competing animal feed products is based in part on the price of the commodity from which it is derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Any decrease in the prices at which we can sell our distillers grains will negatively affect our revenues and could cause the value of your investment to decline.

We have no agreement to sell the raw carbon dioxide we produce to a third party processor resulting in the loss of a potential source of revenue.

At this time, we have no agreement to sell the raw carbon dioxide we produce. We intend to explore selling our raw carbon dioxide to a third party processor, but we cannot provide any assurances that we will sell our raw carbon dioxide at any time in the future. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue.

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.

The proposed plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local gas and electric utilities to provide our needed energy and to drill wells on-site to provide our needed water supply. There can be no assurance that those utilities and the on-site wells will be able to reliably supply the gas, electricity, and water that we need. If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows and financial performance.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect to contract with a third party marketing firm to market all of the ethanol we plan to produce that is not required for O2Diesel™ products as well as our distillers grains. As a result, we expect to be dependent on these third parties to sell our finished products in these areas. There is no assurance that we will be able to enter into these contracts on terms that are favorable to us. If these third parties breach their contracts or do not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

There is currently a shortage of rail cars to transport ethanol.  If we are not able to obtain rail cars at favorable prices, we may not be able to operate profitably.

We currently expect to transport a substantial amount of the ethanol produced at our plant by rail, which requires a sufficient supply of specialized rail cars.  There is currently a shortage of adequate rail cars and rail car manufacturers have informed us that there is a significant backlog on rail car orders; therefore, it may be costly to obtain rail cars in a timely fashion or rail cars may not be available at all.  If demand for rail cars remains high, we may be required to pay higher prices than we currently anticipate to lease rail cars, which would limit our ability to make a profit and cause our sales to decline.  Moreover, if we do not obtain rail cars in the quantities we plan to use, we may not be able to operate our plant at full capacity, which could cause a decline in the value of our common stock.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.

According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states produced a record 3.41 billion gallons; a 21% increase from 2003 and 109% increase from 2000. At the end of 2005, there were 95 ethanol plants with a combined annual production capacity of more than 4.3 billion gallons and an additional 31 ethanol plants and nine expansions under construction expected to result in an increase of combined annual capacity of more than 1.5 billion gallons. As of October 2006, there were 105 ethanol production facilities operating in 21 states with a combined annual production capacity of more than 5.0 billion gallons, with an additional 44 new plants and seven expansions under construction expected to add an additional 3.2 billion gallons of annual production capacity. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and general financial condition. Excess capacity may also result or intensify from increases in production capacity coupled with insufficient demand. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. If excess capacity in the ethanol industry occurs, the market price of ethanol may decline to a level that may adversely affect our ability to generate profits and our financial condition.

We operate in a competitive industry and compete with larger, better financed entities which could impact our ability to operate profitably.

There is significant competition among ethanol producers with numerous producer and privately owned ethanol plants planned and operating throughout the Midwest and elsewhere in the United States. The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland (ADM), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are each capable of producing more ethanol than we expect to produce.

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis.

Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. However, the current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. Large companies, such as Iogen Corporation, Abengoa, Royal Dutch Shell Group, Goldman Sachs Group, Dupont and Archer Daniels Midland have all indicated that they are interested in research and development in this area. In addition, Xethanol Corporation has stated plans to convert a six million gallon per year plant in Blairstown, Iowa to implement cellulose-based ethanol technologies after 2007. Furthermore, the Department of Energy and the President have recently announced support for the development of cellulose-based ethanol, including a $160 million Department of Energy program for pilot plants producing cellulose-based ethanol.

This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Additionally, the enzymes used to produce cellulose-based ethanol have recently become less expensive. Although current technology is not sufficiently efficient to be competitive on a large scale, a report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of collecting cellulose-based biomass for ethanol production and producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted.

Competition from ethanol imported from Caribbean Basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share.

A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably.

Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share.

Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. According to the RFA’s Ethanol Industry Outlook 2006, Brazil produced approximately 4.2 billion gallons of ethanol in 2005. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting United States ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably.

Risks Related to Regulation and Governmental Action

A change in government policies unfavorable to ethanol may cause demand for ethanol to decline.

Growth and demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning MTBE and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause lower ethanol prices which in turn will negatively affect our results of operations, financial condition and cash flows.

Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit.

The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, 4.7 billion gallons in 2007, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result.

Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 100-million gallons of ethanol, we do not expect to qualify for this tax credit which could hinder our ability to compete with other plants who will receive the tax credit.

A change in environmental regulations or violations thereof could result in the devaluation of our common stock and a reduction in the value of your investment.

We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our debt financing will be contingent on our ability to obtain the various environmental permits that we will require.

Before we can begin construction of our plant, we must obtain numerous regulatory approvals and permits. While we anticipate receiving these approvals and permits, there is no assurance that these requirements can be satisfied in a timely manner or at all. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.

Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability.

Volatility in gasoline selling price and production cost may reduce our gross margins.

Ethanol is utilized both as a fuel additive to reduce vehicle emissions and as an octane enhancer to improve the octane rating of gasoline with which it is blended.  Therefore, the supply and demand for gasoline impacts the price of ethanol and our business and future results of operations may be materially adversely affected if gasoline demand or price decreases.

Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines and takes more energy to produce than it contributes may affect the demand for ethanol.

Certain individuals believe that use of ethanol will have a negative impact on retail prices of gasoline. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce, which could lower demand for our product and negatively affect our profitability.

THE ABOVE RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT AND INFORMATION INCORPORATED HEREIN BY REFERENCE BEFORE APPROVING THE PROPOSALS DESCRIBED HEREIN.  EXCEPT IN THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROXY STATEMENT AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROXY STATEMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED ABOVE, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements concerning O2Diesel Corporation (“O2Diesel,” the “Company” or the “Registrant”) and its future operations, plans and other matters. Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “might”, or “will” be taken or occur or be achieved) are not statements of historical fact and may be “forward looking statements” which include statements relating to, among other things, the ability of O2Diesel to successfully compete in the fuel additive and fuel distribution business.

O2Diesel cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such forward-looking statements are based on the beliefs of O2Diesel's management as well as on assumptions made by and information currently available to O2Diesel at the time such statements were made. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Security Ownership of Certain Beneficial Owners
and Management and Related Stockholder Matters

The following table provides information as of January 19, 2007 related to the equity compensation plans in effect at that time:

	(a)	(b)	(c)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Plan Category

Equity Compensation Plans approved by Stockholders	7,500,000	$1.45	2,250,000

Equity Compensation Plans not approved by Stockholders	0	0	0

Totals	7,500,000	$1.45	2,250,000

The following table sets forth certain information as of January 19, 2007, regarding the beneficial ownership of the Company’s Common Stock by (i) those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the named executive officers, (iii) each director of the Company, and (iv) all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person.

Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 75,625,014 shares of Common Stock outstanding on January 19, 2007. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after January 19, 2007 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

Directors, Officers and 5% Stockholders	Shares Directly and Beneficially Owned		Percent
Abengoa Bioenergy R&D Inc.
c/o Crochet & Crochet
Squaidelile, Geneva, Switzerland	9,273,102		12.3%

UBS AG
100 Liverpool Street
London EC2m2RH	8,000,000		10.6%

Standard Bank Plc
25 Dowgate Hill
London EC4R 2SB	5,000,000		6.6%

Alan R. Rae
100 Commerce Drive Suite 301
Newark, Delaware 19713	2,769,022	(a)	3.7%

Richard Roger
100 Commerce Drive Suite 301
Newark, Delaware 19713	1,125,000		1.5%

Karim Jobanputra
100 Commerce Drive Suite 301
Newark, Delaware 19713	754,000		1.0%

Hendrik Rethwilm
100 Commerce Drive Suite 301
Newark, Delaware 19713	750,000		1.0%

David L. Koontz
100 Commerce Drive Suite 301
Newark, Delaware 19713	290,512		*

Arthur Meyer
100 Commerce Drive Suite 301
Newark, Delaware 19713	202,000		*

David Shipman
100 Commerce Drive Suite 301
Newark, Delaware 19713	153,000		*

E. Holt Williams
100 Commerce Drive Suite 301
Newark, Delaware 19713	142,395	*

Jeffrey Cornish
100 Commerce Drive Suite 301
Newark, Delaware 19713	101,000	*

All directors and officers as a group (9 persons)	6,286,929	8.3%

*	Less than 1%.

(a)
A trust of which Mr. Rae is the beneficiary holds 819,787 shares, and Mrs. Victoria Rae (spouse), owns 699,235 shares of the Company’s Common Stock. Mr. Rae disclaims beneficial ownership of the shares held by the trust to the extent that they are not attributable to his proportionate interest in the trust. Mr. Rae also disclaims beneficial ownership of the shares held by Victoria Rae.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on our review of such forms furnished to the Company and written representations from certain reporting persons, except for two directors and one beneficial owner, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2006. Director Gerson Santos-Leon did not file a Form 3 within ten business days and the required filing has been made. One beneficial owner and Director E. Holt Williams did not file a Form 4 within two business days to report one transaction, these late filings were inadvertant and the required filings have since been made.

STOCKHOLDER PROPOSALS

The annual meeting of stockholders for the fiscal year ending December 31, 2006 is expected to be held on June 21, 2007 (the “Next Annual Meeting”). All proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 100 Commerce Drive, Suite 301, Newark, Delaware 19713, Attention: Corporate Secretary, no later than January 30, 2007, to receive consideration for inclusion in the Proxy Statement and form of proxy related to that meeting.

Pursuant to the proxy rules under the Exchange Act, the Company’s stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Next Annual Meeting will be March 18, 2007. As to all such matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in the Company’s proxy related to the Next Annual Meeting.

By Order of the Board of Directors, /s/ Alan R. Rae Alan R. Rae President and Chief Executive Officer
February 9, 2007

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

O2Diesel Corporation
100 Commerce Drive, Suite 301
Newark, Delaware 19713
Attention: Chief Financial Officer
(302) 266-6000

We have enclosed our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which includes our audited consolidated financial statements for such fiscal year, and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 with this proxy statement.

The SEC allows us to “incorporate by reference” into this proxy statement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. The information we incorporate by reference is considered to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy statement. This proxy statement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on April 13, 2006.

•
Our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2006 filed with the SEC on May 15, 2006; June 30, 2006, filed with the SEC on August 14, 2006; and September 30, 2006, filed with the SEC on November 14, 2006.

•
Our Current Reports on Form 8-K or 8-K/A filed with the SEC on March 29, 2006, April 20, 2006, April 27, 2006, May 2, 2006, May 10, 2006, July 12, 2006, July 28, 2006, October 19, 2006, November 29, 2006, December 11, 2006, December 19, 2006 and January 18, 2007.

O2DIESEL CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS — MARCH 14, 2007

This Proxy is solicited by the Board of Directors of the Company

The undersigned stockholder of O2Diesel Corporation hereby appoints Alan R. Rae and David H. Shipman, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Special Meeting of Stockholders of O2Diesel Corporation to be held at Hilton Wilmington/Christiana, 100 Continental Drive, Newark, Delaware 19713, on March 14, 2007 at 11 a.m. (EDT).

When this proxy is properly executed, the shares to which this proxy relates will be voted as specified. If no specification is made, the shares to which this proxy relates will be voted “FOR” the approval of the issuance of shares of Common Stock in connection with a ProEco transaction and the equity financing for the construction of the ethanol plant to the extent that such issuance would require stockholder approval under the rules of the American Stock Exchange in proposal 1, and “FOR” the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of shares authorized in proposal 2; and this proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

O2DIESEL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS - MARCH 14, 2007

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.
PROPOSAL 1 - TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH PROECO TRANSACTION AND THE EQUITY FINANCING FOR THE CONSTRUCTION OF THE ETHANOL PLANT TO THE EXTENT THAT SUCH ISSUANCE WOULD REQUIRE STOCKHOLDER APPROVAL UNDER THE RULES OF THE AMERICAN STOCK EXCHANGE.

☐   FOR          ☐   AGAINST         ☐   ABSTAIN

2.	PROPOSAL 2 - TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES AUTHORIZED.

☐   FOR          ☐   AGAINST         ☐   ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

Signature: ____________________	Signature (if held jointly): ____________________	Date: __________

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

2